Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 20, 2004 with respect to the consolidated financial statements of Macquarie Americas Parking Corporation and our report dated May 20, 2004 with respect to the consolidated statements of operations and cash flows of Off-Airport Parking Operations of PCA Parking Company of America, LLC; each included in the Registration Statement (Form S-1 No. 333-116244) and related Prospectus of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC for the registration of shares representing beneficial interests in Macquarie Infrastructure Company Trust and LLC interests of Macquarie Infrastructure Company LLC.

/s/ ERNST & YOUNG LLP

Los Angeles, California

October 12, 2004